UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CSP INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CSP INC.

March 14, 2005

Dear Stockholders:

You are cordially invited to attend the 2005 annual meeting of stockholders of CSP Inc. Our annual meeting will be held on Tuesday, April 26, 2005 at 9:00 a.m. at our executive offices located at 43 Manning Road, Billerica, Massachusetts.

At this year’s annual meeting, stockholders will be asked to elect two directors.

Your vote is very important to us, regardless of the number of shares that you own. Whether or not you plan to attend the meeting, please vote as soon as possible to make sure your shares are represented at the meeting. To simplify this process, your vote may be cast by mail.

We look forward to seeing you at the annual meeting.

Sincerely,

Alexander R. Lupinetti

Chief Executive Officer

CSP INC.

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 26, 2005

Time:	9:00 a.m.

Place:	CSP Inc. executive offices
43 Manning Road
Billerica, Massachusetts

At the meeting, you will be asked to:

1.	elect two class III directors to the board of directors; and

2.	consider any other matters that may properly be brought before the meeting.

By order of the Board of Directors,

Gary W. Levine

Clerk

Billerica, Massachusetts

March 14, 2005

PLEASE VOTE BY COMPLETING, SIGNING, DATING AND RETURNING THE PROXY CARD AS PROMPTLY AS POSSIBLE.

CSP INC.

(A Massachusetts Corporation)

PROXY STATEMENT

Annual Meeting of Stockholders

April 26, 2005

INFORMATION CONCERNING THE PROXY MATERIALS AND THE ANNUAL

MEETING

Our board of directors is soliciting proxies to be voted at the 2005 annual meeting of stockholders to be held on April 26, 2005. Your vote is very important. For this reason, our board of directors is requesting that you permit your common stock to be represented at the meeting by the persons named as proxies on the enclosed proxy card. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Voting materials, which include this proxy statement, the proxy card and our annual report on Form 10-K for the fiscal year ended September 30, 2004, were mailed to stockholders on or about March 16, 2005. Our principal executive offices are located at 43 Manning Road, Billerica, Massachusetts. Our main telephone number is (978)663-7598.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Where and when is the annual meeting of the stockholders?

Our annual meeting of stockholders will be held at our executive offices, 43 Manning Road, Billerica, Massachusetts at 9:00 a.m. local time on April 26, 2005.

Who may vote at the annual meeting?

You may vote if our records show that you owned your shares on March 11, 2005, which is the record date. At the close of business on the record date, 3,591,399 shares of our common stock were issued and outstanding and eligible to vote. You may cast one vote for each share of common stock held by you on all matters presented.

What is the difference between holding shares as a stockholder of record and a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares, which are held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting, unless you request, complete and deliver a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How many votes can be cast by all stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting. We had 3,591,399 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the annual meeting?

We must have a quorum in order to hold the annual meeting and conduct business. A majority of our issued and outstanding shares as of the record date constitutes a quorum. Shares are counted as present at the annual meeting if you are present and vote in person at the annual meeting or a proxy card has been properly submitted by you or on your behalf. In general, abstentions are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect directors?

Directors are elected by a plurality of the votes cast. This means that the two individuals nominated for election to our board of directors who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected; nominees do not need to receive a majority to be elected. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. Your shares will be counted for purposes of determining whether there is a quorum.

What if I do not vote for the item listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the board of directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares through a broker and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors.

Can I change or revoke my vote after I return my proxy card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our secretary, specifying such revocation. You may change your vote by timely delivery of a valid, later-dated proxy or by voting by ballot at the annual meeting if you are a record holder.

Who can attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Each stockholder may also bring guests to the meeting if there is space available.

Where can I find more information?

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. Our common stock is traded on the NASDAQ National Market under the symbol “CSPI”. You may read and copy any document that we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

Who can help answer your questions?

If you have additional questions about the matters proposed for consideration at the meeting, you should contact:

CSP Inc.

43 Manning Road

Billerica, MA 01821

Attn: Gary W. Levine, Chief Financial Officer

Phone: (978)663-7598 ext. 1200

What should I do now?

Carefully read this document and indicate on the proxy card how you want to vote. Sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. You should indicate your vote now even if you expect to attend the meeting and vote in person. Indicating your vote now will not prevent you from later canceling or revoking your proxy, right until the meeting, and will ensure that your shares are voted if you later find you cannot attend the meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the annual meeting, and the final voting results will be published in our quarterly report on Form 10-Q for the quarter ending March 31, 2005, which we will file with the SEC.

After the Form 10-Q is filed, you may obtain a copy by visiting our website or contacting our investor relations department by calling (978)663-7598 or by writing to Investor Relations, CSP Inc., 43 Manning Road, Billerica, Massachusetts 01821.

What if I have questions about lost stock certificates or I need to change my mailing address?

Stockholders may contact our transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our board of directors currently consists of five members. Our board of directors is divided into three classes, referred to as Class I, Class II and Class III. The directors in each class serve for a term of three years and until their successors are duly elected and qualified. As the term of one class expires, a successor class is elected at the annual meeting of stockholders for that year. We currently have two Class III directors, whose terms will expire at the annual meeting to be held on April 26, 2005; one Class I director, whose term will expire at the 2006 annual meeting; and two Class II directors, whose terms will expire at the 2007 annual meeting.

Our nominating committee has nominated C. Shelton James and Alexander R. Lupinetti to serve as Class III directors for a three-year term.

In general, votes withheld from any nominee for election as director are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. The vote on each matter submitted to stockholders is tabulated separately. American Stock Transfer & Trust Company will tabulate the votes.

Messrs. James and Lupinetti are currently members of our board. Although we expect each nominee to accept nomination and to serve if elected, if one or both are unable to serve at the time of election, then proxies will be voted for another nominee or the board may fix the number of directors at a lesser number.

Nominees of election

Listed below are the nominees showing age, the year each was first elected as our director, and their business affiliations.

Name, Age and Class	Year First Became Director, Principal Occupations during past five years and Certain Directorships
C. Shelton James (65) Class III	Director of CSPI since 1994; Member of our compensation committee since January 1998, member of our audit committee since June 1994, and member of our nominating committee since January 2004; President from 1993 until June 1998 and Director from 1993 until February 2000 of Fundamental Management Corporation; Director from December 1994 until March 2000 and Chief Executive Officer from August 1998 to March 1999 of Cyberguard Corp.; Director from August 1998 to July 2002 and Chief Executive Officer from December 2001 to July 2002 of Technisource, Inc.; Chief Executive Officer and Chairman of the Board of Elcotel from May 1991 to February 2000; Director of DRS Technologies and Concurrent Computer Corporation.

Alexander R. Lupinetti (59) Class III	Director of CSPI since 1996; Chairman of the Board of Directors since January 1998; Chief Executive Officer and President of CSPI since October 1996; Director of VerticalBuyer, Inc. from February 2000 until March 2001; President and Chief Executive Officer of each of TCAM Systems Inc., Shared Systems Corporation and SoftCom Systems Inc., subsidiaries of Stratus Computer Inc., from 1987 to 1996.

Directors

Listed below are our continuing directors, with information showing the age of each, the year each was first elected as one of our directors, and the business affiliations of each. Messrs. Lyons and Hall are Class II directors, whose terms expire in 2006. Mr. Williams is a Class I director, whose term expires in 2005.

Name, Age and Class	Year First Became Director, Principal Occupations during past five years and Certain Directorships
Robert Williams (66) Class I	Director of CSPI since July 1998; Member of our audit committee since July 1998 and member of our nominating committee since January 2004; from 1995 to his retirement in March 1999, served as Vice President for Asia, Africa and the Near East of International Executive Corps, a company that directs technology and business programs as a contractor for the US Foreign Aid Program; consultant to RM Williams Associations Technology from 1993 to 1995; Vice President of Worldwide Development, Industrial Sector Division for International Business Machines Corp., and served in various positions from 1963 to 1993.

J. David Lyons (66) Class II	Director of CSPI since March 1997; Member of our compensation committee since March 1997 and and member of our nominating committee since January 2004; Managing Director for the Carter Group, an executive search firm, from September 2002 to June 2004; President of Aubin International, Inc., an executive search firm, from 1996 to October 2002; Executive Vice President at National Data Corp. from 1993 to 1996; Executive Vice President of Sales and Marketing of Syncordia, from 1991 to 1993.

Christopher J. Hall (45) Class II	Director of CSPI since November 2002; Member of our compensation committee since November 2002, member of our audit committee since November 2002 and member of our nominating committee since January 2004; self employed as a municipal bond investor since 1998; founder and Chief Financial Officer of Howe, Solomon, & Hall, a registered broker-dealer operating primarily as a municipal securities broker-dealer, from 1985 to 1998.

Our board of directors recommends that you vote FOR the nominees as directors listed in this proxy statement.

CORPORATE GOVERNANCE

We believe that good corporate governance and fair and ethical business practices are crucial not only to the proper operation of our company, but also to building and maintaining confidence in the integrity, reliability and transparency of the securities markets. We have kept abreast of the actions taken in the past few years by Congress, the SEC and NASDAQ National Market to improve and enhance corporate governance, and we take our responsibilities in this area very seriously. This section explains some of the things we have done, or are considering, to improve the way we run CSP.

Code of ethics

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and rules of the NASDAQ National Market, we have adopted a code of ethics that applies to all our executive officers, directors and employees. The business code of ethics and corporate governance is available on our website at www.cspi.com under the investor relations section. A copy of the code of ethics can also be obtained without charge by written request to investor relations, CSP Inc., 43 Manning Road, Billerica, Massachusetts 01821.

Board, committee and stockholder meetings

Our board of directors met four times during the fiscal year ended September 30, 2004 . During our fiscal 2004, all board members attended all meetings of the board and committees of which they were members. The audit committee met eight times during fiscal 2004, the compensation committee met twice during fiscal 2004 and the nominating committee met once during fiscal 2004.

It is our policy that all members of the board of directors attend the annual meeting of stockholders in person, although we recognize that directors occasionally may be unable to attend for personal or professional reasons. We generally hold a meeting of the board on the same date as the annual meeting of stockholders. In 2004, all directors attended the annual stockholder meeting.

Independence

Board of directors:    Rules and regulations of the Securities and Exchange Commission and NASDAQ require that a majority of our board of directors be “independent.” The board has reviewed those rules and regulations and has determined that Messrs. Lyons, Hall, James and Williams are independent directors. As required by NASDAQ rules, the independent directors convene regularly scheduled meetings at which only independent directors are present.

Compensation committee:    Our compensation committee is composed of Messrs. Lyons (chairman), James and Hall, each of whom is independent. This committee is charged with reviewing and approving executive officers’ compensation and administering our stock option plans. NASDAQ rules require that the compensation of the chief executive officer be determined, or recommended to the board for its determination, by either a majority of independent directors or a wholly-independent compensation committee. NASDAQ rules prohibit a company’s CEO from being present during voting or deliberations with respect to his compensation. Compensation of all other executive officers is required to be determined in the same manner, except that the CEO is permitted to be present. Our compensation committee does have a written charter, a copy of which can be found on our web site www.cspi.com under investor relations.

Audit committee:    Our audit committee consists of C. Shelton James (chairman), Christopher J. Hall and Robert M. Williams. Each of the members of the audit committee is independent as defined under NASDAQ listing standards. The board of directors determined that the members of our audit committee are not only independent, but also are “financially literate” for purposes of NASDAQ rules (that is, able to read and understand financial statements). In addition, the board has found that Mr. James qualifies as an “audit committee financial expert.” Mr. James was a CPA and worked in public accounting from 1962 to 1965. He was chief financial officer of Systems & Engineering Lab. in Ft. Lauderdale, Florida from 1969 to 1980, has served on numerous audit committees and currently serves on the audit committees of Concurrent Computers and DRS.

Our audit committee is responsible for overseeing our accounting and financial reporting processes and the audits of our financial statements. The committee acts in an oversight capacity and relies on the work and assurances of both management, which has primary responsibilities for our financial statements, as well as our independent auditors, who are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles. The audit committee adopted a written charter. The charter was amended during fiscal 2003 in response to new regulatory requirements, including the Sarbanes-Oxley Act of 2002 and related rules and regulations proposed or issued by the SEC and NASDAQ. This charter was attached to our proxy statement for our 2004 annual meeting of stockholders.

Nominating process

The members of the nominating committee are Messrs, Williams (chairman), James, Hall and Lyons, each of whom is an independent director under NASDAQ listing standards. The functions of our nominating committee include the following:

•	identifying and recommending to the board individuals qualified to serve as our directors;

•	recommending to the board directors to serve on committees of the board; and

•	advising the board with respect to matters of board composition and procedures.

Our nominating committee is governed by a charter, a current copy of which is available in the investor relations section (under corporate governance) of our web site at www.cspi.com. A copy of the charter is also available in print to stockholders upon request, addressed to CSP Inc. at the following address: 43 Manning Road, Billerica, Massachusetts, 01821 Attn: Secretary.

The nominating committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the nominating committee will take into consideration the needs of the board and the qualifications of the candidate. The nominating committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of that person’s ownership of our stock, including the number of shares owned and the length of time of ownership; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be one of our directors and the person’s consent to be named as a director if selected by the nominating committee.

The stockholder recommendation and information described above must be sent to our secretary and must be received by our corporate secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders. The nominating committee did not receive any stockholder nominee recommendations for the 2005 annual meeting.

The nominating committee believes that the minimum qualifications for serving as one of our directors are that a nominee demonstrate significant accomplishment in his or her field, ability to make a meaningful contribution to the board’s oversight of our business and affairs and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the nominating committee examines a candidate’s specific knowledge, experiences and skills, availability in light of other commitments, potential conflicts of interest and independence from our management and us.

The nominating committee may use any number of methods to identify potential nominees, including personal, management, and industry contacts, recruiting firms and, as described above, candidates recommended by stockholders. The nominating committee did not engage any third-party recruiting firms to identify nominees in fiscal 2004.

Once a person has been identified by the nominating committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the nominating committee determines that the candidate warrants further consideration, the chairman or another member of the committee will contact the person. Generally, if the person expressed a willingness to be considered and to serve on the board, the nominating committee would request information from the candidate, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, the committee members may contact one or more references provided by the candidate, other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments and may seek management input on the candidate. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

Stockholder communications

Our stockholders may communicate directly with the members of our board of directors or the individual chair of standing board committees by writing directly to those individuals c/o CSP Inc. at the following address: 43 Manning Road, Billerica, Massachusetts 01821. Our policy is to forward, and not to intentionally screen, any mail received at our corporate office that is sent directly to an individual.

Compensation of directors

During fiscal 2004, each director who is not one of our employees received a quarterly fee of $3,450, a quarterly fee of $138 for each committee of the board of which he is a member and a fee of $550, plus expenses, for each meeting of the board that he attends. In addition, the chairman of the audit committee receives a $1,000 quarterly fee. On November 9, 2004, the quarterly fee was increased to $4,450 for service as a director.

Each non-employee director receives a grant of 200 restricted shares of our common stock annually as additional compensation. These shares cannot be sold for one year from the date of issuance. Each non-employee director also receives an annual non-discretionary grant of a non-statutory option on the last business day in January. On November 9, 2004, we increased the size of the grant from 1,000 to 2,000 options. These non-discretionary options have an exercise price per share equal to the fair market value of the common stock on the date of grant, are not exercisable until after six months following such date, have a term of three years and are fully vested after six months. In fiscal 2004, we granted options to purchase an aggregate of 21,961 shares of our common stock to our non-employee directors, each with an exercise price of $5.19 per share.

Executive compensation

Summary compensation table.    The following table sets forth certain information about the compensation we paid or accrued with respect to our chief executive officer and our most highly compensated officers (other than our chief executive officer) who served as executive officers during fiscal 2004 and whose annual compensation exceeded $100,000 for fiscal 2004.

Other annual compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of those perquisites and other personal benefits was less than $50,000 and constituted less than ten percent (10%) of the executive officers’ respective total annual salary and bonus.

SUMMARY COMPENSATION TABLE

	Year	Annual Compensation		Long Term Compensation
Name and Principal Position		Salary	Bonus	Securities Underlying Options	All Other Compensation
Alexander R. Lupinetti	2004	$310,520	$436,300	—	$64,363	(1)
Chairman, President and Chief Executive	2003	$291,965	$65,746	50,000	$63,213	(2)
Officer	2002	$287,550	—	—	$62,890	(3)

Gary W. Levine	2004	$143,905	$127,546	—	$36,023	(4)
Vice President of Finance and	2003	$135,820	$19,168	—	$35,520	(5)
Chief Financial Officer	2002	$137,301	—	—	$36,424	(6)

William Bent	2004	$201,822	$49,011	2,000	$4,988	(7)
Vice President and General Manager of	2003	$130,927	—	—	$4,556	(7)
CSP MultiComputer Division	2002	$130,000	—	—	$4,465	(7)

Fernando DeLaville	2004	$110,000	$7,845	—	$3,300	(7)
President, Scanalytics	2003	$110,000	—	—	$3,300	(7)
	2002	$110,000	—		$4,735	(7)

(1)	Consists of a $8,733 contribution by us to Mr. Lupinetti’s 401(k) plan account and $55,630 for a split dollar life insurance policy for his benefit.

(2)	Consists of a $7,388 contribution by us to Mr. Lupinetti’s 401(k) plan account and $55,825 for a split dollar life insurance policy for his benefit.

(3)	Consists of a $6,855 contribution by us to Mr. Lupinetti’s 401(k) plan account and $56,035 for a split dollar life insurance policy for his benefit.

(4)	Consists of a $5,293 contribution by us to Mr. Levine’s 401(k) plan account and $30,730 for a split dollar life insurance policy for his benefit.

(5)	Consists of a $4,750 contribution by us to Mr. Levine’s 401(k) plan account and $30,770 for a split dollar life insurance policy for his benefit.

(6)	Consists of a $4,624 contribution by us to Mr. Levine’s 401(k) plan account and $31,800 for a split dollar life insurance policy for his benefit.

(7)	Represents contributions by us to the officer’s 401(k) plan account.

Option grants table.    The following table sets forth certain information about stock options granted during the fiscal year ended September 30, 2004 by us to the executive officers named in the summary compensation table.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted	% of Total Options Granted Employees in Fiscal Year	Exercise Price (1)	Expiration Date
Name					5%	10%
Bill Bent	2.000	23.0%	$5.25	11/04/13	$6,605	$16,734

(1)	Stock options were granted at the fair market value of our common stock on the date of the grant. The stock options expire ten years from the date of grant. The options vest over a period of five years and do not vest until a year from the date of grant.

(2)	Amounts reported in these columns represent amounts that may be realized upon exercise.

Amounts reported in the last two columns above represent hypothetical values that may be realized upon exercise of the options immediately before the expiration of their term, assuming the specified compounded rates of appreciation of the price of our common stock over the term of the options. These numbers are calculated based on the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings depend on the timing of the exercise of the option and the sale of the common stock, as well as the future performance of the common stock. The rates of appreciation assumed in this table may not be achieved and the officers may never receive the amounts reflected. This table does not take into account any change in the price of the common stock after the date of grant. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

Fiscal year-end option table.    The following table sets forth certain information regarding stock options held as of September 30, 2004 by the executive officers named in the summary compensation table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL

YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alexander R. Lupinetti	—	—	313,913	29,688	$650,907	$136,125
Gary W. Levine	—	—	24,374	1,000	$53,330	$3,230
William Bent	—	—	15,410	3,000	$35,712	$7,690
Fernando DeLaville	—	—	3,000	250	$12,423	$808

(1)	Value is based on the last sales price of our common stock ($7.48) on September 30, 2004, the last day of fiscal 2004 on which a trade in the common stock was reported by the NASDAQ National Market, less the applicable option exercise price. These values have not been and may never be realized. Actual gains, if any, will depend on the value of the common stock on the date of sale of the shares.

Equity compensation plan information

The following table sets forth additional information as of September 30, 2004 about shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, indicating which plans were approved by our stockholders and which plans or arrangements were not submitted to the stockholders for approval.

The equity compensation plans approved by our stockholders are our 1991 Stock Option Plan, 1997 Stock Option Plan, 2003 Employee Stock Purchase Plan and 2003 Stock Incentive Plan. The equity compensation plan not approved by our stockholders is a stock option for employees of our subsidiary, MODCOMP, Inc. These stock options were granted at the fair market value of our common stock on the date of grant, have a term of ten years and vest at the rate of 25% a year starting one year from the date of grant.

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)).
Equity compensation plans approved by security holders:	435,456	$5.17	430,428 (1)
Equity compensation plans not approved by security holders:	75,000	$2.70	—
Total	510,456	$4.56	430,428

(1)	As of September 30, 2004, there were 232,752 shares of common stock reserved for issuance under the 2003 Employee Stock Purchase Plan.

Employment contracts and termination of employment and change-in-control arrangements

We have an employment agreement with Mr. Lupinetti dated September 12, 1996, pursuant to which he became one of our directors and our chief executive officer and president effective October 1, 1996. Under the terms of the agreement, Mr. Lupinetti’s initial base salary was $200,000, which was increased to $300,000. He is also eligible to receive a bonus based on the attainment of certain financial objectives. Out compensation committee voted to increase Mr. Lupinetti’s base salary to $315,000 on November 9, 2004. Mr. Lupinetti has received stock options annually since his initial employment, and he currently holds stock options to acquire 343,600 shares of our common stock These options vest quarterly over a period of four years from date of grant. However, if we are acquired by way of a sale of substantially all of our assets or by merger, the options will fully vest at the time of such acquisition. We also provide Mr. Lupinetti with an automobile. Finally, in the event Mr. Lupinetti’s employment is terminated by us other than for cause (as defined), he will be entitled to 12 months of severance pay at his then effective per month salary. This contract was amended on November 5, 2002 to add that if there is a change in control and Mr. Lupinetti’s services are no long needed, he will receive 24 months of severance and health benefits for the severance period.

Performance graph

The following performance graph compares the performance of our cumulative stockholder return with that of a broad market index (the Russell 2000 Index) and a published industry index (the NASDAQ Computer & Data Processing Index) for each of the most recent five fiscal years. The cumulative stockholder return for shares of our common stock and each of the indices is calculated assuming that $100 was invested on August 27, 1999. We paid no cash dividends during the periods shown. The performance of the indices is shown on a total return (dividends reinvested) basis. The graph lines merely connect year-end dates and do not reflect fluctuations between those dates.

Report of the Compensation Committee

Compensation policy

Our compensation policies are designed to pay executives an annual salary that is industry competitive and an annual bonus that is based both on our performance and on individual goals established for each of the executives for the fiscal year. We also utilize long term incentives based on stock options. Our committee reviews all three components annually in an effort to ensure that salaries remain competitive, bonuses reward performance and stock options provide continued incentive.

Salaries for executive officers are based on the duties and responsibilities of the position held by the executive compared with executive officers of other companies in our industry. We establish and review salaries annually. We also review various industry salary surveys in establishing each year’s new compensation. Each executive has a performance review prepared by our chief executive officer. During this review, the officer’s performance over the prior year is assessed and goals are established for the next year. This information is communicated to us and, based on this review and salary surveys we set the annual salary for the executive for the next year.

Executive officers and key management employees participate in the bonus plan. Payments under the plan are contingent on us meeting our sales and net earnings objectives for the fiscal year. Based on the extent to which we achieve those objectives, each participant other than the chief executive officer receives an executive bonus of up to 30%, and the chief executive officer receives up to 50%, of his regular annual salary if we meet the revenue and profit goals. If we exceed the sales and profit goals, the bonus percentage increases. Our committee reviews both the individual and company goals annually. In fiscal 2004, executive bonus were earned by Messrs. Levine, Lupinetti, Bent and DeLaville.

From time to time we grant stock options to some or all of our executives and key employees as a means of creating a long-term incentive and benefit. Such stock options are generally granted at the fair market value of shares of common stock on the date of grant. Thus, no benefit will accrue to the executive or key employee from the stock option grant until the common stock appreciates. This creates a long-term goal for appreciation of the common stock, which coincides with the interests of the stockholders.

Chief executive officer compensation

We have an employment agreement with Mr. Lupinetti dated September 12, 1996, under which Mr. Lupinetti became one of our directors and our chief executive officer and president effective October 1, 1996. Under the terms of Mr. Lupinetti’s contract, if we are acquired by a way of sale of substantially all of our assets or by merger, all of his stock options will fully vest at the time of such acquisition. We also provide Mr. Lupinetti with an automobile. If Mr. Lupinetti’s employment were to be terminated by us other than for cause (as defined), Mr. Lupinetti would be entitled to 12 months of severance pay at his then effective annual salary per month, and if there is a change in our control, Mr. Lupinetti would receive 24 months of severance pay.

Mr. Lupinetti participates in the executive bonus plan. Payments under the plan are contingent upon our meeting our sales and net earnings objective for the year. For fiscal year 2004, Mr. Lupinetti received a bonus of $436,300 due to our success in exceeding our sales and earnings targets. In addition, our committee acknowledged Mr. Lupinetti’s leadership in driving the significant progress we had achieved through the implementation of his corporate strategy, which returned us to profitability after three difficult years. Our committee also noted that he had accomplished the following during fiscal 2004: (1) the successful integration of the acquisition of Technisource Hardware Inc., (2) the contract award of the E2C Hawkeye from Lockheed Martin, which is the largest order for the Systems group in over decade, and (3) the continued cost and expense monitoring. The last three years have been a challenging period for the high tech industry, and the implementation of the strategies developed by Mr. Lupinetti over the past two years resulted in our successful repositioning. This was further evidenced by our ability to achieve profitability for the last three quarters of fiscal 2004.

We increased Mr. Lupinetti’s base compensation on November 4, 2003 to $300,000 for fiscal year 2004. On November 9, 2004, our committee increased his base salary again to $315,000, a 5% increase. Mr. Lupinetti has options to purchase 343,600 shares of our common stock as of September 30, 2004, all granted at the fair market value of our common stock on the date of the grant. Our committee granted Mr. Lupinetti options to purchase an additional 40,000 shares of our common stock at the fair market value effective December 30, 2004.

COMPENSATION COMMITTEE

J. David Lyons

C. Shelton James

Christopher J. Hall

Compensation committee interlocks and insider participation

Messrs. Lyons, James and Hall served on our compensation committee during fiscal 2004. Persons serving on our compensation committee had no relationships with us other than their relationships to us as directors entitled to the receipt of standard compensation as directors and members of certain committees of our board and their relationships to us as stockholders. No person serving on our compensation committee or on our board of directors is an executive officer of another entity for which one of our executive officers serves on the board of directors or on that entity’s compensation committee.

Report of the audit committee of the board of directors

The following report of the audit committee should not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor should this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into such a filing.

Our committee believes that a candid, substantive and focused dialogue with the independent auditors is fundamental to the committee’s oversight responsibilities. In support of this view, our committee periodically meets separately with the independent auditors, without management present. In the course of our discussion in these meetings, our committee addresses a number of questions intended to bring to light any area of potential concern related to our financial reporting and internal controls. These questions include:

•	Whether there were any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements.

•	Whether the auditors have concluded that, based on the auditors’ experience and their knowledge of us, our financial statements fairly present to the investor, with clarity and completeness, our financial position and performance for each reporting period in accordance with generally accepted accounting principles and Securities and Exchange Commission disclosure requirements.

•	Whether the auditors have concluded that, based on their experience and knowledge of us, we have implemented internal controls and internal audit procedures that are appropriate for us.

Our committee recommended the engagement of KPMG as our independent auditors for fiscal 2004 and reviewed with our independent auditors their respective overall audit scope and plans. In reaching our recommendation, our committee considered the qualifications of KPMG and discussed with KPMG their independence, including a review of the audit and non-audit services provided by them to us. Our committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No.61, Communication with Audit Committees, as may be modified or supplemented, and we received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as may be modified or supplemented.

Management has reviewed the audited financial statements for fiscal 2004 with our committee, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, our committee asked a number of follow-up questions of management and the independent auditors to help give our committee comfort in connection with our review.

In reliance on the review and discussion referred to above, our committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the Securities and Exchange Commission, and our board has accepted this recommendation.

AUDIT COMMITTEE

C. Shelton James, Chairman

Christopher J. Hall

Robert Williams

Changes in accountants

On March 5, 2003, our audit committee dismissed our then independent accountants, KPMG LLP, and engaged Grant Thornton, LLP, as our independent accountants as of that date for our 2003 fiscal year. On June 9, 2004, our audit committee dismissed Grant Thornton and once again engaged KPMG LLP as our independent accountants, as of that date for our 2004 fiscal year. Our audit committee is responsible for the selection and replacement of our independent accountants.

Prior to Grant Thornton’s and KPMG’s respective engagements as our principal independent accountants, neither we nor anyone else on our behalf consulted with Grant Thornton or KPMG, as the case may be, during the fiscal year, or subsequent interim periods, regarding the matters or events set forth and described in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Neither Grant Thornton’s report on our financial statements for the 2003 fiscal year nor KPMG’s report on our financial statements for the 2004 fiscal year contained an adverse opinion or a disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles.

During our most recent fiscal years ended September 30, 2002 and the subsequent interim period through December 31, 2002 and during our most recent fiscal years ended September 30, 2003 and the subsequent interim period through March 31, 2004, there were no disagreements with KPMG or Grant Thornton, respectively, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to KPMG’s or Grant Thornton’s satisfaction, respectively, would have caused KPMG or Grant Thornton, respectively, to make reference to the subject matter of disagreement(s) in connection with its reports on our financial statements.

During our most recent fiscal year ended September 30, 2002 and the subsequent interim period through December 31, 2002 and during our most recent fiscal year ended September 30, 2003 and the subsequent interim period through March 31, 2004, respectively, there were no reportable events (as described in Items 304(a)(1)(v)(A), (B), (C) and (D) of Regulation S-K).

During the fiscal year ended September 30, 2002 and August 31, 2001 and through March 31, 2003, neither we nor anyone acting on our behalf consulted with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of opinion that might be rendered on our consolidated financial statements, or (ii) any matters or reportable events as set forth in Items 304(a)(2)(A),(B),(C) and (D) of Regulation S-K.

In connection with its audit of our consolidated financial statements for the year ended September 30, 2003, Grant Thornton advised the audit committee by a letter dated March 26, 2004, that it noted certain matters involving internal control and its operation that it considered to be a significant deficiency (also referred to as a reportable condition) under the standards established by the American Institute of Certified Public Accountants. A significant deficiency is a matter coming to an independent auditor’s attention that, in the auditor’s judgment, should be reported to the audit committee because it represents an internal control deficiency that could lead to misstatements that are other than inconsequential. Significant deficiencies may involve each of the five components of internal control (control environment, risk assessment, control activities, information and communication and monitoring activities.)

Grant Thornton advised the audit committee that during the course of the fiscal 2003 audit, significant deficiencies (as defined above) in internal controls were noted related to financial reporting processes in the quality and completeness of financial analysis, understaffing at corporate headquarters, as well as written documentation regarding our accounting policies and internal control procedures in the area of revenue recognition policies at divisions, impairment of goodwill and oversight of financial reporting matters.

We have taken corrective action on all matters reported by Grant Thornton. We recognized the need to improve and have enhanced our internal control and financial reporting documentation systems from both the field operations and the corporate headquarters unit, we have hired a corporate controller, and improved the review process by our management and board of directors. These actions were initiated to correct the significant deficiencies.

We authorized Grant Thornton to respond fully to the inquiries of KPMG as successor accountant concerning the subject matters above.

We requested that Grant Thornton furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements relating to its dismissal. A copy of such letter is attached as exhibit 16.1 to the current report on Form 8-K, filed with the SEC on June 15, 2004. We also provided a copy of the statements relating to KPMG’s dismissal to KPMG. A copy is attached as exhibit 16.1 to the current report on Form 8-K, filed with the SEC on March 12, 2003.

Independent auditor fees

Our board of directors, upon the recommendation of our audit committee, selected the firm KPMG LLP, to audit our financial statements for the past fiscal year. Effective as of the date of the annual meeting to which this proxy statement relates, responsibility for selecting our auditors passes to our audit committee, which has not yet selected our independent public accountant for the current fiscal year. Our audit committee has customarily selected the independent auditors at the first board meeting after the annual meeting of each year and expects to do so in 2005. A representative of KPMG is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she wishes to do so, and will be available to respond to appropriate questions.

The following is a summary of the fees billed to us by Grant Thornton for services rendered prior to its dismissal and fees billed by KPMG since its engagement for professional services rendered for the fiscal years ended September 30, 2004 and September 30, 2003:

	Fiscal 2004 Fees	Fiscal 2003 Fees
Fee Category	KPMG	Grant Thornton
Audit Fees (1)	$707,905	$238,606
Audit-Related Fees (2)	$—	—
Tax Fees (3)	$50,395	$81,158
All Other Fees (4)	$46,769	$46,800

Total Fees	$805,069	$366,564

Audit fees:    Audit fees represent fees for professional services performed by our independent auditor for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related fees:    Audit-related fees represent fees for assurance and related attestation services performed by our independent auditor that are reasonably related to the performance of the audit or review of our financial statements.

Tax fees:    Tax fees represent fees billed for professional services performed by our independent auditor with respect to corporate tax compliance, tax advice and tax planning.

All other fees:    All other fees represent fees billed for products and services provided by our independent auditor, other than those disclosed above.

The audit committee considered and determined that the provision of non-audit services provided by KPMG and Grant Thornton is compatible with maintaining the auditors’ independence.

Pre-approval policies and procedures

At present, our audit committee approves each engagement for audit and non-audit services before we engage KPMG to provide those services.

Our audit committee has not established any pre-approval policies or procedures that would allow our management to engage KPMG to provide any specified services with only an obligation to notify the audit committee of the engagement for those services. None of the services provided by KPMG for 2004 was obtained in reliance on the waiver of the pre-approval requirement afforded in SEC regulations.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Our only issued and outstanding class of voting securities is our common stock. Holders of our common stock are entitled to one vote per share of such stock held by them of record at the close of business on March 11, 2005 upon each matter which may come before the annual meeting. At the close of business on March 11, 2005, there were 3,591,399 shares of our common stock issued and outstanding.

Principal stockholders

The following table sets forth certain information as of March 11, 2005 regarding each person known by us to own beneficially more than 5% of our common stock, each of our directors and nominees for director, each of our executive officers named in the summary compensation table, and all of our directors and executive officers as a group.

Name	Shares Beneficially Owned (1)		Percent of Class (2)
Eliot Rose Asset Management, LLC and Gary Siperstein 10 Webosset Street, Suite 401 Providence, RI 02903	704,550	(3)	17.6%

Daniel Zeff C/O Daniel Zeff Holding Co. 50 California Street, Suite 1500 San Francisco, CA 94111	313,238	(4)	7.8%

Sterling Capital Management, Inc., William G. and Janice Lauber 12300 Old Tesson Road, Suite 100C St. Louis, MO 63128	239,120	(5)	6.0%

Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	217,239	(6)	5.4%

Alexander R. Lupinetti (*)	336,680	(7)	8.4%

Christopher J. Hall	373,500	(8)	9.3%

C. Shelton James (*)	6,700	(9)	* *

J. David Lyons	5,243	(10)	* *

Robert M. Williams	5,080	(11)	* *

Gary W. Levine	31,058	(12)	* *

William Bent	18,044	(13)	* *

Fernando DeLaville	3,000	(14)	* *

All directors and executive officers as a group (8 persons)	779,505	(15)	19.5%

*	Nominee for director

**	Owns less than one percent

(1)	Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this proxy statement

(2)	Computed pursuant to Rule 13d-3 under the Securities Exchange Act of 1934.

(3)

Eliot Rose Asset Management, LLC and Gary S. Siperstein filed a joint report on Schedule 13G dated February 10, 2005 in which Elliot acts pursuant to a special arrangement as investment advisor to certain persons with respect to 704,550 shares of our common stock and has the right to receive or the power to direct the receipts of dividends from, or the power to direct receipt of dividends from or proceeds from the sale of, the common stock purchased or held pursuant to such arrangement. Gary S. Siperstein is deemed to be beneficial owner of the number of securities reflected in the Schedule 13G.

(4)	Daniel Zeff filed a Schedule 13G on January 5, 2005 in which it states that Daniel Zeff indirectly owns 313,238 shares in his capacity as the sole manager and member of Holding Co., LLP which he serves as the general partner of Zeff Capital Partner I, LP.

(5)	Sterling Capital Management Inc., William G. and Janice Lauber filed a joint report on Schedule 13G dated February 4, 2005 for 239,120 shares, in which it states that Sterling is a registered investment advisor owns 177,450 shares which has beneficial interest and discretion over and shared power to dispose of. William G. Lauber, President of Sterling owns 26,250 shares as an individual, Janice Lauber, Vice President of Sterling owns 26,000 as an individual and William G. and Janice Lauber jointly own 9,400 shares.

(6)	Dimensional Fund Advisors Inc., DFA Investment Dimensions Group Inc. and The DFA Investment Trust Company furnished us with a joint report on Schedule 13G dated February 9, 2005, in which Dimensional has advised us that it is a registered investment advisor and that Dimensional has sole dispositive power with respect to 217,239 shares of our common stock and sole voting power with respect to 217,239 of those shares, and that persons who are officers of Dimensional are also officers of DFA Investment Dimensions Group and DFA Investment Trust (each an open-end investment company registered under The Investment Company Act of 1940).

(7)	Includes 321,725 shares obtainable upon exercise of stock options.

(8)	Includes 373,500 shares that Mr. Hall has sole voting and investment power with respect to. There are 22,200 shares owned by The Hemisphere Trust, a Belize company owned by Mr. Hall, and 349,300 shares are owned by Mr. Hall as an individual. Mr. Hall has 2,000 shares obtainable upon exercise of stock options.

(9)	Includes 4,700 shares owned by Mr. James and 2,000 shares obtainable upon exercise of stock options.

(10)	Includes 3,243 shares owned by Mr. Lyons and 2,000 shares obtainable upon exercise of stock options.

(11)	Includes 3,080 shares owned by Mr. Williams and 2,000 shares obtainable upon exercise of stock options.

(12)	Includes 25,374 shares obtainable upon exercise of stock options.

(13)	Includes 16,910 shares obtainable upon exercise of stock options.

(14)	Represents 3,000 shares obtainable upon exercise of stock options.

(15)	Includes 375,009 shares obtainable upon exercise of stock options.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of a registered class of our equity securities (our common stock) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, 5 and amendments thereto furnished to us during fiscal 2004, and written representations that Form 5 was required and duly filed with the commission, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% shareholders were fulfilled in a timely manner.

SOLICITATION

No person is paying compensation in connection with this solicitation of proxies. Brokers, banks and other nominees will be reimbursed for their out-of-pocket expenses and other reasonable clerical expenses incurred in obtaining instructions from beneficial owners of our common stock. In addition to the solicitation by mail, special solicitation of proxies may, in certain circumstances, be made personally or by telephone by directors, officers and certain of our employees, or by American Stock Transfer & Trust Company, our transfer agent. It is expected that the expense of such special solicitation will be nominal. All expenses incurred in connection with this solicitation will be borne by us.

DATE WHEN STOCKHOLDER PROPOSALS ARE REQUIRED TO BE FURNISHED TO US FOR THE NEXT ANNUAL MEETING

In order for a proposal of one of our stockholders to be considered for inclusion in our proxy statement and proxy card for our 2006 annual meeting of stockholders, it must be submitted to our secretary at our executive offices located at 43 manning Road, Billerica, Massachusetts 01821 no later than September 14, 2005.

If one of our stockholders wishes to bring an item of business before the annual meeting but does not wish to have a proposal considered for inclusion in our proxy statement, such stockholder must also give written notice to our secretary no later October 28, 2005. If we do not receive notice of a proposal by this date, our board of directors is not required to consider any such proposal.

MISCELLANEOUS

Our board does not know of any other matter which may come before the 2005 meeting. No stockholder proposals or stockholder nominees were submitted timely to us.

PROXY	CSP INC.	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of CSP Inc. hereby appoints Alexander Lupinetti and Gary Levine, and each or either of them, proxies (with power of substitution to each and to each substitute appointed pursuant to such power) of the undersigned to vote all shares of stock of the Corporation held by the undersigned or which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday April 26, 2005, and at any and all adjournments thereof, with all powers the undersigned would possess if personally present, as indicated below and on the reverse side hereon upon the matters set forth herein and more fully described in the Notice and Proxy Statement for said Meeting and in their discretion upon all other matters which may properly come before said Meeting. The undersigned hereby revokes all proxies, if any, hitherto given by him to others for said Meeting.

If this proxy is properly executed and returned, the shares represented hereby will be voted. If a choice is specified on the reverse side hereof by the stockholder with respect to a matter to be acted upon, the shares will be voted upon such matter in accordance with the specification so made. IN THE ABSENCE OF ANY SPECIFICATION, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTOR.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

CSP INC.

April 26, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê  Please detach along perforated line and mail in the envelope provided.  ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of two Class lll Directors, for a three-year term:

NOMINEES:
☐	FOR ALL NOMINEES	O	C. Shelton James
		O	Alexander R. Lupinetti

☐	WITHHOLD AUTHORITY
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.